Exhibit 5

Dickinson Wright PLLC	500 WOODWARD AVENUE, SUITE 4000 DETROIT, MICHIGAN 48226-3425 TELEPHONE: (313) 223-3500 FACSIMILE: (313) 223-3598 http://www.dickinson-wright.com

August 28, 2007

Securities and Exchange Commission 100 F. Street, N.E. Washington, D.C. 20549

Re:	P.A.M. Transportation Services, Inc.
2006 Stock Option Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

           We are acting as counsel for P.A.M. Transportation Services, Inc., a Delaware corporation ("PTSI"), in connection with its registration on a Form S-8 registration statement (the "Registration Statement") of 750,000 shares of its common stock (the "Plan Shares") that may be issued under the P.A.M. Transportation Services, Inc. 2006 Stock Option Plan (the "Plan").  This opinion is being delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the "Act").

As counsel to PTSI and in connection with this opinion, we have examined and relied upon copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation of PTSI, (ii) the Bylaws of PTSI, (iii) records of actions of the shareholders and Board of Directors of PTSI, (iv) resolutions of the Board of Directors of PTSI relating to the adoption of the Plan, (v) the Registration Statement, and (vi) such other documents as we have deemed appropriate in connection with this opinion.

For purposes of this opinion, we have assumed, without investigation, verification or inquiry, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, telecopied, facsimile, conformed or photostatic copies, the absence of any understandings, waivers, or amendments that would vary the terms of any document that we have reviewed, and that the execution, delivery and performance of the documents we have reviewed was and will be free of intentional mistake, fraud, undue influence, duress, or criminal activity.  As to various questions of fact material to this

Securities and Exchange Commission
August 28, 2007

opinion, we have relied upon oral or written statements and representations of officers or other representatives of PTSI and upon certificates or other documents of public officials.  We have further assumed that this opinion will be used only in connection with the offer and sale of Plan Shares while the Registration Statement remains in effect under the Act.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that the Plan Shares have been duly authorized and, once the Registration Statement has become effective under the Act, when and to the extent Plan Shares are duly issued, sold, and paid for in accordance with the terms of the Plan, such Plan Shares will be legally issued, fully paid and non-assessable.

We have not reviewed for purposes of our opinion, and nothing herein shall be construed as an opinion by us as to compliance with any federal, state or local environmental, zoning, health, safety, building, land use or subdivision laws, ordinances, codes, rules or regulations; any federal, state or local taxation, laws, rules, or regulations; any federal or state banking, securities or "blue sky," labor, ERISA and other employee benefit laws, rules or regulations; any Federal or state antitrust or unfair competition laws, rules or regulations; any laws relating to fiduciary duties; any federal or state law, rule, or regulation concerning terrorist activities, including, without limitation, the USA PATRIOT Act of 2001, as amended, or the foreign assets control regulations of the United States Department of the Treasury; any federal or state laws, rules, regulations, or policies concerning criminal and civil forfeiture laws; any federal or state racketeering or other law providing for criminal prosecution; or any federal or state patent, trademark, copyright or other federal and state intellectual property laws, rules and regulations.

This opinion is limited in all respects to matters arising under the General Corporation Law of the State of Delaware, and, to the extent addressed in this opinion, the Federal law of the United States of America.

This opinion is limited to the matters set forth in this opinion, and no opinion is intended to be implied or may be inferred beyond those expressly stated in this opinion.  This opinion is predicated solely upon laws and regulations in existence as of the current date, and as they currently apply, and as to the facts as they currently exist.  We assume no obligation to revise or supplement this opinion should such matters change by legislative action, judicial decision or otherwise.

Securities and Exchange Commission
August 28, 2007

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our Firm's name in Item 5, Interests of Named Experts and Counsel, of the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

   /s/ Dickinson Wright PLLC

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